Aflac Incorporated 1st Quarter 2011 Form 10-Q

EXHIBIT 10.33

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), made and entered into as of the 15th day of March, 2011, by and between Aflac Incorporated, a Georgia corporation, hereinafter referred to as “Corporation,” and Kriss Cloninger, III, a resident of said State and County, hereinafter referred to as “Employee;”

W I T N E S S E T H    T H A T:

WHEREAS, Corporation and Employee have entered into an employment agreement, dated February 14, 1992, which has been amended from time-to-time (the “Employment Agreement”); and

WHEREAS, the Corporation and Employee wish to enter into this Amendment to limit or stop the payment of certain disability or severance payments under the Employment Agreement if Employee has satisfied the criteria to receive the maximum percentage of retirement benefits available under the Aflac Incorporated Supplemental Executive Retirement Plan (i.e., to prevent the overlap of those payments with normal retirement benefits under the plan);

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements hereinafter contained and other good and valuable consideration, the sufficiency of which is acknowledged, the parties hereby contract and agree to amend the Employment Agreement as follows, to-wit:

1.	The second paragraph of Paragraph 12 of the Employment Agreement hereby is amended by deleting said paragraph in its entirety and by substituting in lieu thereof the following:

Should Employee become totally disabled as a result of sickness or accident and unable to adequately perform his regular duties prescribed under this Agreement, his base salary (which shall continue to be adjusted as provided for in Paragraph 5), together with incentive bonuses under the Corporation’s Management Incentive Plan and his participation in Corporation’s employee benefit programs and retirement plans shall continue without reduction except as hereinafter provided, during the continuance of such disability for a period not exceeding the earlier of (1) the end of the term of this Agreement or any extension hereof or (2) a period of one and one-half (1 1/2) years (547 calendar days) for each continuous disability. Payments pursuant to this Paragraph 12 shall be reduced by any amounts paid to Employee during any such period of disability from time to time under any disability programs, plans or policies maintained by Corporation, its subsidiaries or affiliates. In addition, if during, or on the first day of, the period Employee is receiving such disability pay and benefits, (i) Employee reaches or has reached the date upon which he satisfies the criteria to receive the maximum percentage of retirement benefits available under the Aflac Incorporated Supplemental Executive Retirement Plan (the “Maximum Retirement Benefit Date”); and (ii) upon or after the Maximum Retirement Benefit Date, there ceases to be a reasonable expectation that he will return to perform services for Corporation, such that Employee has a separation from service (as defined below) and his Benefit Commencement Date under the Aflac Incorporated Supplemental Executive Retirement Plan (the “SERP”) has occurred (whether or not the SERP benefit payments are to actually commence on his Benefit Commencement Date or are to be delayed by six (6) months as may be required under the SERP to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)); the amount of disability pay consisting of base salary and cash incentive bonuses being paid or payable under this Paragraph 12 shall be reduced effective as of the date of such separation from service to an amount that is forty percent (40%) of the amount being paid or payable immediately before such date.

2.	The fourth paragraph of Paragraph 12 of the Employment Agreement hereby is amended by deleting said paragraph in its entirety and by substituting in lieu thereof the following:

If, following Employee’s becoming totally disabled, this Agreement shall be terminated (as provided in the preceding paragraph) and Employee’s employment with Corporation terminated, Employee shall be 100% vested in, and entitled to, benefits under the SERP determined as if Employee’s “Years of Participation” and “Years of Employment” (as such terms (or similar terms) are defined in the SERP) include the period of time before such termination date during which Employee was totally disabled. Furthermore, if on such termination date Employee is not yet eligible for an early retirement benefit under the SERP, Employee will be entitled to benefits under the SERP the amount of which shall be determined as if his termination date was Employee’s Early Retirement Date (as such term is defined in the SERP); provided, these provisions shall not affect the timing or form of his SERP distributions, which shall be determined solely under the terms of the SERP.

3.	Paragraphs 13.A(2)(a) and (b) of the Employment Agreement hereby are amended by deleting said paragraphs in their entirety and by substituting in lieu thereof the following:

(a)        upon Employee’s separation from service, pay Employee his base salary as provided for in Paragraph 5 of this Agreement up to the end of the scheduled term of this Agreement; provided, if at the time Employee has a separation from service (such that his Benefit Commencement Date under the SERP has occurred) Employee has attained his Maximum Retirement Benefit Date, all payments being paid or payable under this subparagraph (a) shall cease or not commence, as applicable. Such amount, if any, payable under this subparagraph (a) for the period after his Actual Termination Date will be paid in accordance with the regular payroll schedule applicable to all other similarly-situated active executive employees of Corporation commencing with the next regularly scheduled payday, with any portion of such amount that is not exempt from Section 409A and that is otherwise payable within the six (6)-month period beginning on the date of his separation from service being paid in a lump sum upon the day after the six (6)-month anniversary of his separation from service.

(b)        pay Employee an amount equal to a portion of his performance bonus compensation as provided for in Paragraph 7 of this Agreement prorated based on the number of days through the end of the scheduled term of this Agreement; provided, if at the time Employee has a separation from service (such that his Benefit Commencement Date under the SERP has occurred) Employee has attained his Maximum Retirement Benefit Date, all payments being paid or payable under this subparagraph (b) shall cease or not commence, as applicable. The amount of such bonus payable under this subparagraph (b), if any, will be paid to Employee pursuant to the terms and customary operations of the Management Incentive Program (or other applicable bonus program) except that Employee’s performance will be deemed to be at target while actual performance of Corporation will be applied; provided, if the scheduled term of this Agreement ends after the calendar year in which the notice of termination is given, (i) the bonus payment for the calendar year in which such notice is given will be paid without any proration; (ii) the amount of the bonus payment (if any) for the calendar year (the “Middle Year”) immediately after the calendar year in which such notice is given and before the calendar year in which the scheduled term of this Agreement ends, will be paid without any proration and will be paid upon Employee’s separation from service in a lump sum between January 1 and March 15, inclusive, of the calendar year following the Middle Year or, if later and the payment is not exempt from Section 409A, upon the day after the six (6)-month anniversary of his separation from service; and (iii) the amount of the bonus payment for the calendar year in which the scheduled term of this Agreement ends will be calculated on a pro rata basis, using the number of days elapsed during such calendar year through the end of the scheduled term of this Agreement, and will be paid upon Employee’s separation from service in a lump sum between January 1 and March 15, inclusive, of the calendar year following the calendar year in which the scheduled term of this Agreement ends or, if later and the payment is not exempt from Section 409A, upon the day after the six (6)-month anniversary of his separation from service;

4.	Paragraph 18.B(3) of the Employment Agreement hereby is amended by deleting said paragraph in its entirety and by substituting in lieu thereof the following:

(3)        In consideration for the Employee’s obligations under subparagraph F to refrain from competing with the Corporation and in lieu of any further salary payments to Employee for periods subsequent to the Termination Date, the Corporation shall pay to Employee, immediately after the Termination Date, a lump sum payment, in cash, equal to three (3) times the sum of (i) Employee’s annual base salary in effect immediately prior to the Change in Control and (ii) the higher of the amount paid to Employee pursuant to the Corporation’s Management Incentive Plan (or any successor plan thereto) for the year preceding the year in which the Termination Date occurs or paid in the year preceding the year in which the Change in Control occurs; provided, if Employee’s separation from service occurs more than twenty-four (24) months after the Change in Control, only the portion of such lump-sum severance payment in excess of the total amount that would have been payable under paragraphs 13.A(2)(a) and (b) shall be paid pursuant to the terms hereinabove, and the remainder shall be paid pursuant to the terms of Paragraphs 13.A(2)(a) and (b) as if no Change in Control had occurred; and, provided further, to the extent any amount of such lump-sum amount payable after the Termination Date is not exempt from Section 409A, such amount will be paid upon the day after the six (6)-month anniversary of Employee’s separation from service; provided further, if upon his Termination Date Employee has attained his Maximum Retirement Benefit Date, no amount shall be payable under this subparagraph 3.

5.	This amendment shall be effective as of March 15, 2011.

6.	Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Corporation has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party as of the 15th day of March, 2011.

AFLAC Incorporated

/s/ Daniel P. Amos
DANIEL P. AMOS, Chairman and
Chief Executive Officer

ATTEST:

/s/ Joey M. Loudermilk
Joey M. Loudermilk
Corporate Secretary

CORPORATE SEAL

Employee

/s/ Kriss Cloninger III	(L.S.)
KRISS CLONINGER III

/s/ Tom McKenna
WITNESS

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